New Trial Date Set for VNUS Medical Technologies, Inc. Patent Litigation

San Jose, Calif. - January 15, 2008 - The patent infringement lawsuit brought by VNUS Medical Technologies, Inc. against three endovenous laser competitors, Diomed, AngioDynamics and Vascular Solutions, has been scheduled to start June 23, 2008. The jury trial is expected to last three to four weeks. VNUS is seeking an injunction and compensatory damages from the defendants. Judge Maxine Chesney of the U.S. District Court for the Northern District of California set the June 23 trial date to allow sufficient time for completion of a criminal case the judge is overseeing beginning February 11, 2007.

ABOUT VNUS MEDICAL TECHNOLOGIES, INC.

VNUS Medical Technologies (Nasdaq: VNUS) is a worldwide leader in medical devices for the minimally invasive treatment of venous reflux disease, a progressive condition that causes the varicose veins afflicting 25 million Americans. The pioneering company in the field, VNUS offers the ClosureFAST? system, which consists of a proprietary radiofrequency (RF) generator and proprietary disposable endovenous catheters and devices to close diseased veins through the application of temperature-controlled RF energy. For more information, please visit www.vnus.com.

FORWARD-LOOKING STATEMENTS

In addition to statements of historical facts or statements of current conditions, VNUS has made forward-looking statements in this press release regarding patent litigation. The reader is cautioned not to unduly rely on these forward-looking statements. VNUS expressly disclaims any intent or obligation to update these forward-looking statements except as required by law.


CONTACT:
Brian Farley
President and Chief Executive Officer
Phone: 408-360-7499
ir@vnus.com